STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the " Agreement" ) entered into on September 30, 2003, by and among Segmentz, Inc., a Delaware corporation (the "Buyer"), and Pedro Betancourt (" PB" ), and Magaly Betancourt (" MB" and together with PB collectively the "Sellers"). The Buyer and the Sellers are referred to collectively herein as the "Parties."

The Sellers in the aggregate own all of the outstanding capital stock of Bullet Freight Systems of Miami, Inc., a Florida corporation (" Bullet Miami" ), Bullet Freight System, Inc., a Florida corporation (" Bullet Freight" ), Bullet Courier Service, Inc., a Florida corporation (" Bullet Courier" ), B.C.S. Transportation System, Inc., a Florida corporation (" BCS" ), Bullet Freight Systems of Orlando, Inc., a Florida corporation (" Bullet Orlando" ), and Fifty Percent (50%) of the outstanding capital stock of Bullet Freight Systems of Palm Beach, Inc., a Florida corporation (" Bullet PB" ). Bullet Miami, Bullet PB, Bullet Freight, Bullet Courier, Bullet Orlando and BCS collectively are referred to herein as the "Target").

This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Target owned by the Sellers in return for cash and shares of common stock of Buyer, upon the terms and conditions set forth herein.

In connection with the negotiation and preparation of this Agreement, the Sellers have prepared, and the Buyer has reviewed, a set of documents delivered separately, identified in Exhibit A attached hereto, and a Disclosure Schedule dated the date hereof, attached hereto as Exhibit B (the " Disclosure Schedule" ), with any references in this Agreement to a Schedule being the Disclosure Schedule or a document referenced in the Disclosure Schedule.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

  Definitions.

"Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Affiliated Group" means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

"Buyer" has the meaning set forth in the preface above.

"Buyer Financial Statements" has the meaning set forth in §3(b) below.

" Buyer SEC Documents" has the meaning set forth in §3(b) below.

" Buyer Shares" means any and all restricted shares of common stock of Buyer transferred or transferable to Sellers pursuant to the terms and provisions in §2(b) below.

"Closing" has the meaning set forth in §2(c) below.

"Closing Date" has the meaning set forth in §2(c) below.

"Code" means the Internal Revenue Code of 1986, as amended.

"COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B.

"Confidential Information" means any information concerning the businesses and affairs of the Target and its Subsidiaries that is not already generally available to the public.

"Controlled Group" has the meaning set forth in Code §1563.

"Deferred Intercompany Transaction" has the meaning set forth in Reg. §1.1502-13.

"Disclosure Schedule" has the meaning set forth in the preface above and in §4 below, and is attached hereto as Exhibit B.

"Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA §3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA §3(1).

" Employment Agreements" shall mean the form of the Employment Agreements attached hereto as Exhibits C-1 and C-2, to be executed at the Closing by and between the Buyer and each of the Sellers.

"Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means each entity which is treated as a single employer with the Target for purposes of Code §414.

"Excess Loss Account" has the meaning set forth in Reg. §1.1502-19.

"Fiduciary" has the meaning set forth in ERISA §3(21).

"Financial Statement" has the meaning set forth in §4(g) below.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

" Indebtedness" means the term accounts payable item identified in the Most Recent Fiscal Year End Financial Statement as a long term liability in the approximate amount of One Hundred Eighteen Thousand Two Hundred Thirty-Three Dollars ($118,233.00), which is a debt to which Bullet Miami is obligated in the current principal amount of One Hundred Forty Thousand Dollars ($140,000.00), and is evidenced by Commercebank, N.A. Commercial Variable Rate Promissory Note in the principal amount of One Hundred Forty Thousand Dollars ($140,000.00) and Commercial Security Agreement, dated July 22, 2003, attached to the Disclosure Schedule as Schedule C.

"Indemnified Party" has the meaning set forth in §8(d) below.

"Indemnifying Party" has the meaning set forth in §8(d) below.

"Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

"Knowledge" means actual knowledge after reasonable investigation.

"Liability" means any actually known liability or any actually known asserted liability by any third party (whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any actually known liability or any actually known asserted liability for Taxes.

"Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

"Most Recent Financial Statements" has the meaning set forth in §4(g) below.

"Most Recent Fiscal Month End" has the meaning set forth in §4(g) below.

"Most Recent Fiscal Year End" has the meaning set forth in §4(g) below.

"Multiemployer Plan" has the meaning set forth in ERISA §3(37).

" Net Income Before Taxes" means the taxable income of the Target for each relevant period, based upon the method of accounting utilized for financial statement purposes, and specifically means the revenues of the Target less the expenses of the Target for such period, excluding and without deducting: (i) any Tax paid or payable; (ii) the amount of any bonus payable to any officer, executive or manager of the Target; (iii) any consideration paid to the Sellers pursuant to this Agreement; and/or (iv) any amounts paid or payable to reduce or pay the Indebtedness of the Target. The Net Income Before Taxes shall be calculated after the date of Closing on an accrual basis and, except as otherwise provided herein, shall be calculated in the manner used immediately prior to the date of the Closing.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Party" has the meaning set forth in the preface above.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Prohibited Transaction" has the meaning set forth in ERISA §406 and Code §4975.

"Purchase Price" has the meaning set forth in §2(b) below.

"Reportable Event" has the meaning set forth in ERISA §4043.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Sellers" has the meaning set forth in the preface above.

"Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

"Target" has the meaning set forth in the preface above.

"Target Share" means any share of the Common Stock of the Target.

"Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in §8(d) below.

2. Purchase and Sale of Target Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his and her Target Shares for the consideration specified below in this §2.

(b) Purchase Price. The Buyer agrees to pay to the Sellers up to the total sum of Eight Hundred Fifty Thousand Dollars ($850,000.00) (the "Purchase Price") as follows:

(i) Two Hundred Twenty-Five Thousand Dollars ($225,000) in cash by wire transfer or other immediately available funds at Closing, paid according to the Sellers' instructions attached hereto as Exhibit D;

(ii) Two Hundred Twenty-Five Thousand Dollars ($225,000.00) of restricted common stock of Buyer at a valuation of $1.00 per share (225,000 shares) at Closing, paid according to the Sellers' instructions attached hereto as Exhibit D; and

(iii) Up to a total of Four Hundred Thousand Dollars ($400,000.00) paid in cash or in restricted stock (up to half of the stock payable at a price of $1.40 per share, the remainder at the then-market price, in the following manner:

(A) The Buyer shall pay the Sellers a " Quarterly Payment Amount" (as defined in Sections 2(b)(iii)(C) through (E) below) for the three (3) month period commencing January 1, 2004 and ending March 31, 2004, and for each three (3) month period thereafter ending June 30, September 30 and December 31 (any one (1) of the three (3) month periods being a " Quarter" ), up to and including the Quarter ending December 31, 2008.

(B) The Buyer shall pay the Sellers the Quarterly Payment Amount due for each Quarter within seventy-five (75) days of the end of each Quarter.

(C) The Quarterly Payment Amount for each Quarter shall be equal to Forty Percent (40%) of the Target' s Net Income Before Taxes, up to and including a Quarterly Payment Amount of Twenty-Five Thousand Dollars ($25,000.00), except as provided in Sections 2(b)(iii)(D) through (E) below. The maximum Quarterly Payment Amounts payable to the Sellers for the four (4) Quarters of each calendar year is One Hundred Thousand Dollars ($100,000.00). To the extent that any Quarterly Payment Amount payable to the Sellers exceeds the maximum calendar year payment of One Hundred Thousand Dollars ($100,000.00), such amount shall be applied to the Quarterly Payment Amount payable for the first Quarter of the following calendar year.

(D) When the Target' s Net Income Before Taxes for any Quarter is Zero Dollars ($0.00) or a negative amount, the amount by which the Target' s Net Income Before Taxes is less than Zero Dollars ($0.00) shall be the " Quarterly Deficit Amount." In the event that there is a non-zero Quarterly Deficit Amount, the Target' s Net Income Before Taxes for the following Quarter or Quarters shall be applied to reduce the Quarterly Deficit Amount on a Dollar-for-Dollar basis to Zero Dollars ($0.00). The Quarterly Deficit Amount shall be aggregated for each Quarter, less all amounts of the Target' s Net Income Before Taxes applied to reduce the Quarterly Deficit Amount. Under these circumstances, Forty Percent (40%) of the amount of the Target' s Net Income Before Taxes in excess of the amount applied to reduce the Quarterly Deficit Amount to Zero Dollars ($0.00) shall be paid to the Sellers as the Quarterly Payment Amount. No Quarterly Payment Amount shall be payable to the Sellers until the Quarterly Deficit Amount is Zero Dollars ($0.00).

(E) When the Target' s Net Income Before Taxes for any Quarter is in excess of Sixty-Two Thousand Five Hundred Dollars ($62,500.00), the amount by which the Target' s Net Income Before Taxes exceeds Sixty-Two Thousand Five Hundred Dollars ($62,500.00) shall be the " Quarterly Surplus Amount." In the event that there is a non-zero Quarterly Surplus Amount, the Target' s Net Income Before Taxes for the following Quarter or Quarters shall be increased by the Quarterly Surplus Amount on a Dollar-for-Dollar basis up to a total amount equal to Sixty-Two Thousand Five Hundred Dollars ($62,500.00). The Quarterly Surplus Amount shall be aggregated for each Quarter, less all amounts of the Quarterly Surplus Amount applied to increase the Target' s Net Income Before Taxes. Under these circumstances, Forty Percent (40%) of the amount of the Target' s Net Income Before Taxes as increased by the Quarterly Surplus Amount, shall be paid to the Sellers as the Quarterly Payment Amount.

(F) Each Quarterly Payment Amount shall be paid at the Sellers' option, in either immediately available funds or in Buyer Shares, up to the number of Buyer Shares that are the equivalent of Two Hundred Thousand Dollars ($200,000.00) at a price of One Dollar and Forty Cents ($1.40) per share, and up to the number of Buyer Shares that are the equivalent of Two Hundred Thousand Dollars at the market price determined by the average trading price over the twenty (20) day period prior to the payment of the Buyer Shares.

(G) The total payment amount due under this Section 2(b)(iii) shall be evidenced by the Buyer' s purchase money promissory note (the " Note" ) and security agreement (the " Security Agreement" ) delivered to the Sellers at Closing, in the form of a Note and Security Agreement as attached hereto as Exhibit E, dated as of the date of the Closing, and shall be payable within five (5) years of the date of the Closing or sooner, to the order of the Sellers in Miami, Florida. The Buyer shall pay on the Note in the manner described in Sections 2(b)(iii)(A) through (F) above, which payments shall be deemed to include simple interest accrued at a rate of Ten Percent (10%) per annum. The Note shall contain a provision, upon the Buyer' s failure to make any payment or upon the Buyer' s default of any other provision of this Section 2(b)(iii), upon the termination of the employment relationships between the Buyer and the Sellers unless the termination results for Cause or from the Voluntary Termination by Executive (as " Cause" and " Voluntary Termination by Executive" are defined in the Employment Agreements), and/or upon the voluntary liquidation of the Buyer, the appointment of a receiver, or the institution of any suit or proceeding relating to the Buyer under the bankruptcy laws (collectively " Buyer' s Default" ), for the automatic acceleration of the principal amount due under the Note less payments made (the " Default Amount" ) and shall contain a provision for the automatic acceleration of half of the Default Amount (also the " Default Amount" ) in the event of the termination of the employment relationship between the Buyer and any one of the Sellers unless the termination results for Cause or from Voluntary Termination by Executive (also the " Buyer' s Default).

(c) Allocation of the Purchase Price. The Purchase Price is allocated as follows:

(i) Eight Hundred Thirty Thousand Dollars ($830,000.00) for One Hundred Percent (100%) of all of the issued and outstanding shares of Bullet Miami, Bullet Freight, BCS, Bullet Orlando and Bullet Courier.

(ii) Twenty Thousand Dollars ($20,000.00) for One Hundred Percent (100%) of all of the issued and outstanding shares of Bullet PB.

(d) Bullet PB Share Redemption. On or before the Closing, Bullet PB shall redeem all of the outstanding shares of Bullet PB held by shareholders other than the Sellers in the manner described in Section 4(b) of the Disclosure Schedule, in order for the Sellers to sell all of the outstanding shares of Bullet PB to the Buyer at Closing. In the event that Bullet PB does not redeem the shares of Bullet PB held by shareholders other than the Sellers on or before the Closing, the parties agree that the amount specified in Section 2(b)(ii) above shall be reduced by a total of Five Thousand Dollars ($5,000.00) if the Sellers convey only Seventy-Five Percent (75%) of the outstanding capital stock of Bullet PB to the Buyer at Closing. The Sellers shall indemnify the Buyer and/or Bullet PB from any and all claims and damages asserted by the non-Seller shareholder of Bullet PB relating or pertaining to the Bullet PB share redemption.

(e) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Adorno & Yoss, PA, at 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301, commencing at 9:00 a.m. local time on the 2nd business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than September 30, 2003.

(f) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in §7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in §7(b) below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of his and her Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to each of the Sellers the consideration and the various certificates, instruments, agreements and documents specified in §2(b) above.

3. Representations and Warranties Concerning the Transaction.

(a) Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer that, to the Sellers' Knowledge, the statements contained in this §3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(a)) except as set forth in Annex I or as set forth in the Disclosure Schedule attached hereto.

  Organization of Certain Sellers. Not applicable.

(ii) Authorization of Transaction. The Sellers have full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with its terms and conditions. The Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Sellers are subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Sellers are a party or by which he or she is bound or to which any of his or her assets is subject.

(iv) Brokers' Fees. The Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(v) Investment. The Sellers (A) are acquiring the Buyer Shares solely for his or her own account for investment purposes, and not with a view to the immediate distribution thereof, and (B) have received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Shares.

(vi) Target Shares. The Sellers hold of record and own beneficially the number of Target Shares set forth next to his or her name in §4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Sellers are not a party to any option, warrant, purchase right, or other contract or commitment that could require the Sellers to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). The Sellers are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

(b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this §3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(b)), except as set forth in Annex II attached hereto.

(i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, to consummate the transaction provided herein and to perform its obligations hereunder. The Board of Directors of the Buyer have duly authorized by proper corporate action the execution and delivery of this Agreement by the Buyer. If shareholder approval is required, the shareholders of the Buyer have duly authorized by proper corporate action the execution and delivery of this Agreement by the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Sellers could become liable or obligated.

(v) Investment. The Buyer represents that it (A) understands that the Target Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Target Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, and is knowledgeable regarding the business of the Target, (D) has had an opportunity to ask questions and receive answers from the Sellers regarding the business, properties, prospects and financial condition of the Target, has received certain information concerning the Target, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Target Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Target Shares, and (F) is an Accredited Investor for the reasons set forth on Annex II. Buyer believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Target Shares. By executing this Agreement, Buyer further represents that Buyer does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person, with respect to any of the Target Shares or the Target, other than the Sellers.

(vi) Buyer Shares; SEC Documents; Financial Statements; Disclosures. The Buyer has filed with the SEC and has made available to the Sellers a true and complete copy of each annual, quarterly and other material report, schedule, form, registration statement (without exhibits) and definitive proxy statement required to be filed by the Buyer with the Securities and Exchange Commission (the "SEC") since January 1, 2001, (the "Buyer SEC Documents"). The Buyer SEC Documents and the statements, representations and warranties contained therein are specifically incorporated herein by this reference. As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, and the published rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Buyer SEC Document. The financial statements of the Buyer included in the Buyer SEC Documents (the "Buyer Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted under the Securities Act or the Securities Exchange Act, as the case may be), and fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Buyer and its consolidated subsidiaries as of the respective dates thereof and for the periods indicated therein (subject, in the case of unaudited financial statements, to normal and recurring year-end audit adjustments). There has been no material change in the Buyer's accounting policies or estimates, except as described in the notes to the Buyer Financial Statements or as required by GAAP. The Buyer has provided the Sellers with all the information that the Sellers have requested regarding the business of the Buyer and the Buyer Shares.

4. Representations and Warranties Concerning the Target and Its Subsidiaries. The Sellers represent and warrant to the Buyer that, to the Sellers' Knowledge, the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as provided elsewhere in this Agreement, the Exhibits and/or the Appendices attached hereto, and/or in the documents provided by the Sellers to the Buyer on or before the Closing, including, without limitation, the Disclosure Schedule with attached Schedules delivered by the Sellers to the Buyer on the date hereof and initialed by the Parties, and attached hereto as Exhibit B. The statements contained in the Exhibits, Appendices, and/or in the documents provided by the Sellers to the Buyer on or before the Closing, including, without limitation, the Disclosure Schedule with attached Schedules attached hereto as Exhibit B, are incorporated in the representations and warranties contained in this Section 4 by this reference. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.

(a) Organization, Qualification, and Corporate Power. Each of the Target and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Target and its Subsidiaries has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. §4(a) of the Disclosure Schedule lists the directors and officers of each of the Target and its Subsidiaries. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of each of the Target and its Subsidiaries (as amended to date). The minute books (containing the available records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Target and its Subsidiaries are correct and complete. None of the Target and its Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

(b) Capitalization. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in §4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Target and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Target and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). None of the Target and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers' Fees. None of the Target and its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets. The Target and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

(f) Subsidiaries. §4(f) of the Disclosure Schedule sets forth for each Subsidiary of the Target (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Target have been duly authorized and are validly issued, fully paid, and nonassessable. One of the Target and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Target, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Target and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Target to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Target. None of the Target and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Target.

(g) Financial Statements. Attached hereto as Exhibit F are the following financial statements (collectively the "Financial Statements"): (i) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended 2000, 2001, and 2002 (the "Most Recent Fiscal Year End") for the Target; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the 6 months ended June 30, 2003 (the "Most Recent Fiscal Month End") for the Target . To the Sellers' Knowledge, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target as of such dates and the results of operations of the Target for such periods, are correct and complete, and are consistent with the books and records of the Target (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

(h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, to the Sellers' Knowledge, there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Target and its Subsidiaries. Without limiting the generality of the foregoing, since that date:

(i) none of the Target has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii) none of the Target has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

(iii) no party (including any of the Target and its Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which any of the Target is a party or by which any of them is bound;

(iv) none of the Target has imposed any Security Interest upon any of its assets, tangible or intangible;

(v) none of the Target has made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

(vi) none of the Target has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

(vii) none of the Target has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $20,000 in the aggregate;

(viii) none of the Target has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix) none of the Target has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

(x) none of the Target has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi) there has been no change made or authorized in the charter or bylaws of any of the Target and its Subsidiaries;

(xii) none of the Target has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiii) none of the Target has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xiv) none of the Target has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv) none of the Target has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvi) none of the Target has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvii) none of the Target has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(xviii) none of the Target has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xix) none of the Target has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xx) none of the Target has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Target ; and

(xxii) none of the Target has committed to any of the foregoing.

(i) Undisclosed Liabilities. To the Sellers' Knowledge, none of the Target and its subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(j) Legal Compliance. To the Sellers' Knowledge, each of the Target, its Subsidiaries, and their respective predecessors has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k) Tax Matters. To the Sellers' Knowledge:

(i) each of the Target and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Target and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Target and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Target and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Target and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) each of the Target and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) the Sellers do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Target and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers and the directors and officers (and employees responsible for Tax matters) of the Target has Knowledge based upon personal contact with any agent of such authority. §4(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Target and its Subsidiaries for taxable periods ended on or after January 1, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Target and its Subsidiaries since January 1, 1999.

(iv) none of the Target and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) none of the Target and its Subsidiaries has filed a consent under Code §341(f) concerning collapsible corporations. None of the Target and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code §280G. None of the Target and its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). None of the Target and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Target and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Target) or (B) has any Liability for the Taxes of any Person (other than any of the Target and its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l) Real Property.

(i) The Target does not own any real property.

(ii) §4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any of the Target. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in §4(l)(ii) of the Disclosure Schedule (as amended to date). To the Sellers' Knowledge, with respect to each lease and sublease listed in §4(l)(ii) of the Disclosure Schedule:

(A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the lease or sublease has repudiated any provision thereof;

(E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

(G) none of the Target and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(H) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

(I) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

(m) Intellectual Property. To the Sellers' Knowledge:

(i) the Target and its Subsidiaries owns or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Target and its Subsidiaries as presently conducted. Each item of Intellectual Property owned or used by any of the Target and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Target or the Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder.

(ii) None of the Target and its Subsidiaries have received any charge, complaint, demand, or notice that the Target has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. To the Knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Target and its Subsidiaries.

(iii) No patent or registration has been issued to any of the Target and its Subsidiaries with respect to any of its Intellectual Property and no pending patent application or application for registration has been filed by any of the Target and its Subsidiaries has made with respect to any of its Intellectual Property. §4(m)(iii) of the Disclosure Schedule identifies each trade name or unregistered trademark used by any of the Target and its Subsidiaries in connection with any of its businesses. To the Sellers' Knowledge, with respect to each item of Intellectual Property required to be identified in §4(m)(iii) of the Disclosure Schedule:

(A) the Target possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) none of the Target and its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iv) To the Sellers' Knowledge, there are no written licenses, sublicenses, agreements or permissions applicable to the Target' s use of the Target' s Intellectual Property. (v) To the Knowledge of the Sellers, none of the Target and its Subsidiaries will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

(vi) The Sellers have no Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of the Target and its Subsidiaries.

(n) Tangible Assets. The Target and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. To the Sellers' Knowledge, each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

(o) Inventory. The Target does not have any inventory.

(p) Contracts. §4(p) of the Disclosure Schedule lists the following contracts and other agreements to which any of the Target and its Subsidiaries is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of the Target and its Subsidiaries, or involve consideration in excess of $10,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or noncompetition;

(vi) any agreement with any of the Sellers and their Affiliates (other than the Target and its Subsidiaries);

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $20,000 or providing severance benefits;

(x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of the Target and its Subsidiaries; or

(xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

A correct and complete copy of each written agreement listed in the Disclosure Schedule (as amended to date) is attached as a Schedule to the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(q) Notes and Accounts Receivable. To the Sellers' Knowledge, all notes and accounts receivable of the Target and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries.

(r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Target and its Subsidiaries.

(s) Insurance. §4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Target and its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

To the Sellers' Knowledge, with respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither any of the Target and its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Target and its Subsidiaries has been covered during the past 5 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. §4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Target and its Subsidiaries.

(t) Litigation. §4(t) of the Disclosure Schedule sets forth each instance of which the Sellers have Knowledge that any of the Target and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the Sellers have Knowledge that any action, suit, proceeding, hearing, or investigation arising from or relating to matters not identified in the Disclosure Schedule may be brought or threatened against any of the Target and its Subsidiaries.

(u) Product Warranty. Not applicable.

(v) Product Liability. Not applicable.

(w) Employees. To the Knowledge of the Sellers, no executive, key employee, or group of employees has any plans to terminate employment with any of the Target and its Subsidiaries. None of the Target and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Sellers' Knowledge, none of the Target and its Subsidiaries has committed any unfair labor practice. The Sellers do not have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Target and its Subsidiaries.

(x) Employee Benefits. The Target is not a party to any Employee Benefit Plan.

(y) Guaranties. Excluding any Liabilities or obligations arising from or related to: common law liability, including without limitation, respondeat superior and liability based on ownership of a motor vehicle; obligations for which the Target is a co-obligor; and Liabilities and obligations of any of the other corporations comprising the Target, none of the Target and its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

(z) Environmental, Health, and Safety Matters. To the Sellers' Knowledge:

(i) Each of the Target, its Subsidiaries, and their respective predecessors has complied and is in compliance with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, each of the Target and its Subsidiaries has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

(iii) Neither the Target, its Subsidiaries, nor their respective predecessors has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iv) None of the following exists at any property or facility owned or operated by the Target or its Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(v) None of the Target, its Subsidiaries, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

(vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

(vii) Neither the Target, its Subsidiaries, nor any of their respective predecessors has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(viii) No facts, events or conditions relating to the past or present facilities, properties or operations of the Target, its Subsidiaries, or any of their respective predecessors will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(aa) Disclosure. The representations and warranties contained in this §4 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this §4 not misleading.

(ab) DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLERS DISCLAIM ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in §7 below).

(b) Notices and Consents. The Sellers will cause each of the Target to give any notices to third parties, and will cause each of the Target to use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in §4(c) above. Each of the Parties will (and the Sellers will cause each of the Target to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(a)(ii), §3(b)(ii), and §4(c) above.

(c) Operation of Business. The Sellers will not cause or permit any of the Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit any of the Target to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, with the exception of the redemption of shares of Bullet PB described in Section 2(d) above and in the Disclosure Schedule, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §4(h) above.

(d) Preservation of Business. The Sellers will cause each of the Target to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Full Access. Each of the Sellers will permit, and the Sellers will cause each of the Target to permit, representatives of the Buyer to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Target .

(f) Notice of Developments. The Sellers will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in §4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in §3 above. No disclosure by any Party pursuant to this §5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Exclusivity. None of the Sellers will (and the Sellers will not cause or permit any of the Target and its Subsidiaries to (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any of the Target and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Target Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand asserted by a third party in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Target , each of the other Parties will cooperate with the contesting or defending Party and that Party' s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).

(c) Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of the Target to the Buyer and/or the Target from and after the Closing.

(d) Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or her possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Sellers will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Sellers may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Sellers shall use his or her reasonable best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure or has been disclosed by any Person other than the Sellers prior to the time of disclosure.

(e) Target Indebtedness and Contractual Obligations and Liabilities for Which the Sellers are Obligated. After the Closing and before December 31, 2003, the Buyer shall pay in full the Indebtedness of the Target and shall fully perform all monetary and/or contractual obligations of the Target of which any or both of the Sellers have given a personal guaranty of performance and/or payment. After the Closing and before December 31, 2003, the Buyer shall either (a) secure the consent of any Person who is a party to any contract to whom any or both of the Sellers have given such a personal guaranty to the continuation of the payoff of such Indebtedness or the continuation of performance of such contract after Closing by the Buyer with the elimination of the personal guaranty of each Seller, or (b) pay off the Indebtedness on or before December 31, 2003 or perform such contract within the time and in the manner required therein.

(f) Buyer Shares.

(i) The Buyer shall file for registration with the SEC One Hundred Thousand (100,000) of the Buyer Shares to be conveyed to the Sellers pursuant to Section 2(b)(ii) of this Agreement on or before December 31, 2003, pursuant to and in full compliance with the requirements of the Securities Act and the Securities Exchange Act at the Buyer' s expense.

(ii) The Buyer covenants that all of the Buyer Shares transferable to Sellers pursuant to this Agreement: (a) have been, or shall be when issued, duly authorized and are, or shall be when issued, validly issued, fully paid, and nonassessable, (b) were issued and registered, or shall be registered within ninety (90) days of Sellers' request given no earlier than one (1) year from the date of issue, in full and complete compliance with all applicable state and federal securities laws and regulations, (c) were not, and shall not be, issued in breach of any commitments, (d) as of the date hereof are held of record and owned beneficially by the Buyer and as of the Closing Date and thereafter shall be held of record and owned beneficially by Sellers, and (e) have no contracts or restrictions applicable to the Buyer Shares with respect to the voting, sale, resale or other transfer of the Buyer Shares that the Buyer has not specifically disclosed to the Sellers.

(iii) In the event of the payment or declaration of any dividends payable in, or the making of any distribution of shares of the Buyer (or the passing of the record date for the determination of stockholders of Buyer entitled to receive such dividend or distribution), or in the event of any stock split, combination of shares, merger, consolidation, reorganization, recapitalization, reclassification or other similar change affecting Buyer Shares occurring after the date of this Agreement and before the Buyer Shares are delivered to the Sellers pursuant to the provisions of Section 2 hereof or the Employment Agreements, then the Buyer shall make appropriate adjustments in the number and kind of Buyer Shares to be delivered, and the value, on the date of delivery of the Buyer Shares shall be appropriately adjusted, to reflect such dividend, distribution, split, combination, merger, consolidation, reorganization, recapitalization, reclassification or other change.

7. Conditions to Obligation to Close.

(a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3(a) and §4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii) the Target and its Subsidiaries shall have procured all of the third party consents specified in §5(b) above;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares and to control the Target and its Subsidiaries, or (D) affect adversely the right of any of the Target and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(iv) is satisfied in all respects;

(vi) each of the Sellers and the Buyer shall have entered into the Employment Agreements attached hereto as Exhibits C-1 and C-2 and the same shall be in full force and effect; and

(vii) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3(b) above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Sellers to own the Buyer Shares (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects;

(v) each of the Sellers and the Buyer shall have entered into the Employment Agreements attached hereto as Exhibits G-1 and G-2 and the same shall be in full force and effect; and

(vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this §7(b) if they execute a writing so stating at or prior to the Closing.

8. Remedies for Breaches of This Agreement.

(a) Survival of Representations, Warranties and Covenants. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for one (1) year thereafter (subject to any applicable statutes of limitations). The provisions of Section 2 of this Agreement and the covenants of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for as long as they remain applicable.

(b) Indemnification Provisions for Benefit of the Buyer. The Seller shall defend, indemnify and hold the Buyer harmless from and against any and all claims, demands, costs, expenses, including attorneys' fees and court costs, damages, lawsuits, actions, causes of action, assessments, judgments, liabilities and losses, arising before the Closing and based on the Sellers' breach of any warranty or representation in this Agreement; provided that the Sellers had Knowledge that the representation or warranty was untrue and further provided that the Buyer did not have any Knowledge or any reason to have Knowledge that the representation or warranty was untrue on or before the Closing. The Sellers' liability under this provision shall not exceed the amounts that the Sellers received in payment of the Purchase Price, and the Sellers' liability under this provision shall be reduced by the amount of insurance coverage available to pay the costs or expenses that the Buyer actually incurs.

(c) Indemnification Provisions for Benefit of the Sellers. The Buyer shall defend, indemnify and hold the Sellers harmless from and against any and all claims, demands, costs, expenses, including attorneys' fees and court costs, damages, lawsuits, actions, causes of action, assessments, judgments, liabilities and losses, whether arising before or after the Closing, whether known or unknown, arising from or relating to the Target, and/or arising from or relating to: (i) the Buyer' s breach of any warranty, representation or covenant in this Agreement; (ii) Sellers' ownership of the Target Shares; (iii) Sellers' operation of the Target; (iv) Sellers' positions as officers and directors of the Target; (v) the Target' s Indebtedness, contractual obligations and liabilities, whether incurred before or after the Closing, including any liability for Taxes; and (vi) the Buyer' s breach of any covenant of this Agreement to be performed by the Buyer, including without limitation, Buyer' s default in payment of the Indebtedness or default of the performance of any contract for which any Seller has given a personal guaranty.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this §8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with §8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv) In the event any of the conditions in §8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this §8.

(e) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Target, its Subsidiaries, or the transactions contemplated by this Agreement. Each of the Sellers hereby agrees that he or she will not make any claim for indemnification against any of the Target and its Subsidiaries by reason of the fact that he or she was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller arising from the Sellers' alleged breach of this Agreement.

9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

(a) Cooperation on Tax Matters.

(i) Buyer, the Target and its Subsidiaries and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Target and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Buyer or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(b) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Buyer when due, and Buyer will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Sellers will join in the execution of any such Tax Returns and other documentation.

10. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) the Buyer may terminate this Agreement by giving written notice to the Sellers on or before the 15th day following the date of this Agreement time prior to the Closing if the Buyer is not satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding the Target ;

(iii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Requisite Sellers of the breach, and the breach has continued without cure for a period of 5 days after the notice of breach or (B) if the Closing shall not have occurred on or before September 30, 2003, by reason of the failure of any condition precedent under §7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iv) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified the Buyer of the breach, and the breach has continued without cure for a period of 5 days after the notice of breach or (B) if the Closing shall not have occurred on or before September 30, 2003, by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to §10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

11. Miscellaneous.

(a) Nature of Certain Obligations. The representations, warranties, and covenants in this Agreement are joint obligations. This means that the Sellers will be jointly responsible to the extent provided in §8 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer.

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers:

Pedro Betancourt

7701 SW 133rd Court

Miami, Florida 33183

Magaly Betancourt

7701 SW 133rd Court

Miami, Florida 33183

With a copy to:

Catherine Hite, Esq.

799 Brickell Plaza

Suite 700

Miami, FL 33131

If to the Buyer:

John S. Flynn, President

Segmentz, Inc.

18302 Highwoods Preserve Parkway

Tampa, FL 33647

Copy to:

Charles Pearlman, Esq. Adorno & Yoss, P.A.

351 East Las Olas Boulevard

Suite 100 17th Floor

Fort Lauderdale, FL

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Requisite Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Each of the Parties, the Target, and its Subsidiaries will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that none of the Target and its Subsidiaries has borne or will bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement and the documents executed in connection with the Closing of the transaction contemplated herein are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

(p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Miami-Dade County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

(q) Limitation of Liability. Under no circumstances shall the Sellers be liable for any damages, losses, amounts, sums or fees in excess of the Purchase Price paid and received by them in connection with this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

Segmentz, Inc.

By: __________________________

Name: John Flynn

Title: President

By: ____________________________

Pedro Betancourt

By: ____________________________

Magaly Betancourt